Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

December 20, 2019

CONTACT:

Craig Allen

Chief Financial Officer

402-930-3018

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE SALE OF VANTAGE AT BOERNE

OMAHA, Nebraska -- America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (the “Partnership”) announced today that on December 18, 2019, Vantage at Boerne, a 288-unit multifamily investment located in Boerne, TX, was sold by its managing member and the Partnership’s equity investment was redeemed.  At the closing of the sale, the Partnership received cash of approximately $15.2 million and will:

•	Recognize investment income of approximately $1.2 million,
•	Recognize a gain on sale of approximately $5.7 million (before final settlements of proceeds and expenses),
•	Realize approximately $0.11 of net income per Beneficial Unit Certificate (“BUC”), basic and diluted, from the sale in Q4 2019, and
•	Realize Cash Available for Distribution of approximately $0.11 per BUC, basic and diluted, from the sale in Q4 2019.

“In 2015, the Partnership invested in its first 288-unit, market rate Vantage multifamily project,” said Chad Daffer, Chief Executive Officer of the Partnership.  “The sale of Vantage at Boerne is yet another proof of concept of an investment the Partnership contemplated as a part of the “fine tuning” of our balance sheet.  We are pleased with the outcome of this investment and the positive impact the transaction has to our unitholders.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.   We believe CAD provides relevant information about our operations and is necessary, along with net income, for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income that is calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP.  For the amounts disclosed herein related to this transaction, there are no reconciling items between net income per BUC, basic and diluted, and CAD per BUC, basic and diluted.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.